Exhibit 99.1

Online Vacation Center Holdings Corp. Announces Q3 Results


PLANTATION, Fla., November 13, 2007


Online Vacation Center Holdings Corp. reports 60% increase in net revenues.


Sales Growth

Online Vacation Center Holdings Corp. (OTCBB: ONVC) net revenues increased by $751,088 to $2,011,236, for the three months ended September 30, 2007, or 60% more than the same period in the prior year. The increase in net revenues was driven by the combination of revenue contributions from acquisitions as well as growth in our core business. For the third quarter of 2007, income from operations was a loss of $541,359 for the three months ended September 30, 2007, compared to a loss of $346,702, or 56% more than the same period in 2006.

Strategy Going Forward

In addition to improvements in the core Online Vacation Center business, the Company is continuing to develop its other business lines. Dunhill Vacations News' third quarter revenue grew 24% over the second quarter. The Company has also begun building the salesforce for our Curves Travel unit in order to significantly increase the brand's presence amongst its 2.5 million members.

Edward Rudner, Chief Executive Officer of Online Vacation Center Holdings Corp. said "The success that we have achieved with our revenue growth validates our decision to focus our efforts in enhancing our existing business lines. We are now confident that we will exceed our 2007 objective of $50 million in gross sales. Gross sales increased by $4,309,451 to $10,794,685, or 66% more in the third quarter of 2007 than in the same quarter of 2006. While the increase in sales and marketing expenses and general and administrative expenses in developing these businesses will adversely affect the company's short term earnings, we believe that we will build more shareholder value through this internal growth."

About Online Vacation Center Holdings

Online Vacation Center Holdings Corp. is a Florida holding company, focused on building a network of diversified vacation marketers with a wide range of products that can be cross-sold to an extensive customer base. Online Vacation Center Holdings Corp. is one of the country's largest cruise retailers. Its portfolio of travel companies, including Online Vacation Center, Dunhill Vacations News and Curves Travel, allows customers to research, plan and purchase a vacation. The Company, based in Plantation, Florida, has been in business for over 30 years and became publicly traded in March 2006. Additional information can be found at www.onlinevacationcenter.com.

Forward Looking Statements

This press release contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations, assumptions and projections about Online Vacation Center Holdings Corp. ("ONVC") and its industry. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including, but not limited to: business and economic conditions, growth trends in the travel industry; variation in customer demand for ONVC's products and services, our dependency on travel providers for their inventory and other risks described in ONVCs Annual Report on Form 10-KSB for fiscal 2006 filed with the SEC on March 21, 2006 and in other SEC filings. Any forward-looking statements are based on management's beliefs as of the date of this press release and we undertake no obligation to update these statements for any reason, even if new information becomes available.

ONVC-F

SOURCE: Online Vacation Center Holdings Corp.

Online Vacation Center Holdings Corp.
Edward B. Rudner, 954-377-6400
or
Cameron Associates
John McNamara, 212-554-5485
john@cameronassoc.com
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